Exhibit 3.4

LIMITED LIABILITY COMPANY AGREEMENT

OF

NAVIOS MARITIME CONTAINERS GP LLC

Dated: as of September 11, 2018

Exhibits

Exhibit 1 Certificate of Formation

ii

LIMITED LIABILITY COMPANY AGREEMENT

This limited liability company agreement is made and entered into effective as of the 11th day of September, 2018, by Navios Maritime Holdings Inc., a Republic of the Marshall Islands (the “RMI”) corporation (“Navios Maritime Holdings”).

RECITALS

Whereas, Navios Maritime Holdings has formed Navios Maritime Containers GP LLC pursuant to the RMI Limited Liability Company Act (of the RMI Associations Law); and

Whereas, subject to the terms and conditions of this Agreement, it is intended that Navios Maritime Containers GP LLC may engage in any lawful activity permitted by the Act.

Now, therefore, it is agreed as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. When used in this Agreement, the following terms have the meanings set forth below:

“Act” means the RMI Limited Liability Company Act (of the RMI Associations Law), as the same may be amended from time to time.

“Agreement” means this limited liability company agreement, as amended, modified, supplemented or restated from to time in accordance with its terms.

“Capital Contributions” means the total amount of cash and/or assets which the Member contributes to the Company as capital pursuant to this Agreement.

“Certificate of Formation” means the certificate of formation in the form of Exhibit 1 hereto filed pursuant to the Act with the RMI Registrar of Corporations pursuant to which the Company was formed as a RMI limited liability company.

“Company” means Navios Maritime Containers GP LLC, a RMI limited liability company.

“Indemnified Party” has the meaning set forth in Section 4.3 of this Agreement.

“Member” has the same meaning as the term “member” under the Act, but does not include any Person who has ceased to be a member of the Company. The initial Member is Navios Maritime Holdings.

“Navios Maritime Holdings” has the meaning set forth in the preamble of this Agreement.

“Person” means a natural person, corporation, partnership, joint venture, trust, estate, unincorporated association, limited liability company or any other juridical entity.

“Transferee” has the meaning set forth in Section 2.8(b) of this Agreement.

Section 1.2 Number and Gender. As the context requires, all words used herein in the singular number shall extend to and include the plural, all words used in the plural number shall extend to and include the singular, and all words used in any gender shall extend to and include the other gender or be neutral.

ARTICLE II

ORGANIZATION

Section 2.1 Formation. By its execution of this Agreement, Navios Maritime Holdings approves and ratifies the filing of the Certificate of Formation pursuant to the Act with the RMI Registrar of Corporations.

Section 2.2 Name. The name of the Company shall be “Navios Maritime Containers GP LLC” and all Company business shall be conducted in that name or such other names that comply with applicable law as the Member may from time to time designate.

Section 2.3 Purposes. The purposes for which the Company is established is to engage in any lawful activity permitted by the Act.

Section 2.4 Registered Agent; Registered Office. The registered agent of the Company required by the Act to be maintained in the RMI is the initial registered agent named in the Certificate of Formation or such other person or persons as the Member may designate from time to time in the manner provided by law. The registered office of the Company required by the Act to be maintained in the RMI is the office of the initial registered agent or such other office as the Member may designate from time to time in the manner provided by law.

Section 2.5 Principal Office. The principal office of the Company is c/o Navios Maritime Acquisition, 7 Avenue de Grande Bretagne, Office 11B2, Monte Carlo, MC 98000 Monaco.

Section 2.6 Term. The Company’s existence commenced on the date the Certificate of Formation was filed with the RMI Registrar of Corporations. The Company shall have perpetual existence, unless the Company is dissolved in accordance with the Act.

Section 2.7 Liability to Third Parties. The Member shall not be liable for the debts, obligations or liabilities of the Company, including, without limitation, under a judgment, decree or order of a court.

Section 2.8 Transfer of Ownership Interest; Pledge of Ownership Interest.

(a) The Member’s limited liability company interest in the Company shall not be evidenced by a certificate.

(b) Subject to the provisions of Section 2.8(c) herein, upon the endorsement by a Member of a transfer power in favor of a third party (a “Transferee”) and the delivery of the transfer power to the Transferee, the Member shall be deemed to have assigned and transferred all its right, title and interest in the Company and in this Agreement to such Transferee, the Transferee shall be admitted as a member of the Company, and all references in this Agreement to the Member shall be deemed to refer to the Transferee, in each case effective as of the date of delivery of the transfer power. The Member’s right, title and interest in the Company shall not be transferred other than as provided in this Section 2.8(b).

(c) The pledge of, or granting of a security interest, lien or other encumbrance in or against, any or all of the limited liability company interest of the Member in the Company shall not cause the Member to cease to be a member until the secured party shall have lawfully exercised its remedies under the security agreement and completed the endorsement in favor of a Transferee. Until the exercise of such remedies, the secured party shall not have the power to exercise any rights or powers of a Member.

ARTICLE III

CAPITAL CONTRIBUTIONS

Section 3.1 Initial Capital Contribution. Navios Maritime Holdings has made no capital contribution to the Company.

Section 3.2 Commitment and Additional Capital Contributions. The Member may contribute such sums and/or assets, if any, as it shall determine in its sole discretion. The Member shall have no obligation to contribute or lend money to the Company.

ARTICLE IV

MANAGEMENT

Section 4.1 Management By Member. The management, administration and control of the Company shall be vested exclusively in the Member. The Member shall have the power and authority, whether carried out (a) directly through the Company, (b) indirectly through one or more wholly or partially owned subsidiaries of the Company or (c) in the name and on behalf of the Company, to take any action and make any decision on behalf of the Company, to exercise all powers, privileges and entitlements contemplated by Section 2.3, and to perform all acts which the Member may deem necessary, advisable or convenient in connection with the conduct, promotion or attainment of any of the Company’s business, activities or objectives. Without limiting the foregoing in any respect, the Member’s power and authority shall include, but shall not be limited to, causing the Company to:

(a) enter into, make and perform any contract, agreement, undertaking and financial guarantee in the name and on behalf of the Company;

(b) set aside reserves, open and maintain bank and investment accounts and arrangements, draw checks and other orders for the payment of money, and designate individuals with authority to sign or give instructions with respect to those accounts and arrangements;

(c) collect sums due to the Company;

(d) select, remove, and change the authority and responsibility of lawyers, auditors and other advisers and consultants to the Company; and

(e) grant signatory authority to and issue powers of attorney in favor of such Persons as the Member may deem necessary or appropriate to carry out and implement any decision or action taken pursuant to this Section 4.1.

Section 4.2 Agents and Officers. The Member has the power to appoint agents to act for the Company, which agents may have such titles and hold such offices as the Member deems appropriate and delegate to such agents and officers, to the fullest extent permitted by the Act, such of the power and authority as is held by the Member or as is granted to the Member hereunder, in each case, as the Member may determine. The Member, by written instrument or other express action, may ratify any act previously taken by an agent or officer acting on behalf of the Company, and upon ratification the act shall be the duly authorized act of the Company, binding upon the Company to the same extent it would be binding had the act been authorized prior to its occurrence.

Section 4.3 Execution of Documents.

(a) Any agreement, contract or other document or correspondence may be executed on behalf of the Company by the Member by being signed substantially as follows:

NAVIOS MARITIME CONTAINERS GP LLC
By:	Navios Maritime Holdings Inc., its sole member

By:
(Authorized Signatory)

(b) Any agreement, contract or other document or correspondence may be executed on behalf of the Company by an officer, agent or other authorized signatory of the Company by being signed substantially as follows:

NAVIOS MARITIME CONTAINERS GP LLC

By:
(Authorized Signatory)

Section 4.4 Indemnification. The Company shall indemnify and hold harmless, to the fullest extent permitted by law, the Member, officer, employee, duly appointed attorney-in-fact or other agent of the Company (individually, an “Indemnified Party”) from and against all costs, losses, liabilities, and damages paid or incurred by such Indemnified Party as incurred in connection with the affairs of the Company.

ARTICLE V

DISTRIBUTIONS

Section 5.1 Distributions. The Company shall make distributions to the Member at the times and in the amounts, if any, that the Member determines.

ARTICLE VI

BOOKS AND RECORDS; FISCAL YEAR; BANK ACCOUNTS; TAX MATTERS

Section 6.1 Books and Records. The books and records of the Company shall, at the cost and expense of the Company, be kept at the principal office of the Company or at such other location as the Member may from time to time determine. The books and records shall reflect all Company transactions and be appropriate and adequate for conducting the Company’s affairs.

Section 6.2 Fiscal Year. The fiscal year of the Company shall be a year ending December 31. The Member may change the fiscal year of the Company at any time and from time to time.

Section 6.3 Bank Accounts. All funds of the Company will be deposited in its name in an account or accounts maintained with such bank or banks selected by the Member. Checks shall be drawn upon the Company account or accounts only for the purposes of the Company and may be signed by the Member or such other Persons as may be designated by the Member.

Section 6.4 Tax Matters. Navios Maritime Holdings intends and acknowledges that, for so long as it remains the sole member of the Company, the Company shall be disregarded as a separate entity from Navios Maritime Holdings for U.S. federal income tax purposes and the Company shall file such elections with the U.S. federal tax authorities as may be required to assure such tax status.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Complete Agreement. This Agreement and the exhibit hereto constitute the complete and exclusive statement of the agreement regarding the operation of the Company and replace and supersede all prior agreements regarding the operation of the Company.

Section 7.2 Governing Law. This Agreement and the rights of the parties hereunder will be governed by, interpreted, and enforced in accordance with the laws of the RMI without giving regard to principles of conflicts of law of the RMI or any other jurisdiction that would cause the application of laws of any jurisdiction other than those of the RMI.

Section 7.3 Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

Section 7.4 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under the present or future laws effective during the term of this Agreement, such provision will be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

Section 7.5 No Third Party Beneficiary. This Agreement is made solely and specifically for the benefit of Navios Maritime Holdings and its successors and assigns and no other Person shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

Section 7.6 Amendment. All amendments to this Agreement must be in writing and signed by all of the Member.

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signature page follows]

Wherefore, this Agreement has been executed by a duly authorized representative of Navios Maritime Holdings as of the date first set forth above.

NAVIOS MARITIME HOLDINGS INC.

By:	/s/ Vasiliki Papaefthymiou
Name: Vasiliki Papaefthymiou
Title: Secretary

[Signature page to limited liability company agreement of Navios Maritime Containers GP LLC]

Exhibit 1

CERTIFICATE OF FORMATION

OF

NAVIOS MARITIME CONTAINERS GP LLC

Under Section 9 of the Republic of the

Marshall Islands Limited Liability Company Act

The undersigned, Raymond E. Simpson, authorized person of Navios Maritime Containers GP LLC, for the purpose of forming a Republic of the Marshall Islands limited liability company, hereby certifies:

1.	The name of the limited liability company is: Navios Maritime Containers GP LLC.

2.

The address of the limited liability company’s registered office in the Republic of the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of the limited liability company’s registered agent at such address is The Trust Company of the Marshall Islands, Inc.

3.	The formation date of the limited liability company is the date of the filing of this certification of formation with the Registrar of Corporations in the Republic of the Marshall Islands.

In witness whereof, the undersigned has executed this certificate of formation on this 11th day of September, 2018.

/s/ Raymond E. Simpson
Raymond E. Simpson
Authorized Person